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			       UNITED STATES
		    SECURITIES AND EXCHANGE COMMISSION
			  Washington, D.C. 20449

				  FORM 15

		  CERTIFICATION AND NOTICE OF TERMINATION
		    OF REGISTRATION UNDER SECTION 12(g)
		  OF THE SECURITIES EXCHANGE ACT OF 1934
		   OR SUSPENSION OF DUTY TO FILE REPORTS
    UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

		      Commission File Number: 1-5296
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		       Digital Equipment Corporation
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	  (Exact name of registrant as specified in its charter)

			    111 Powdermill Road
		     Maynard, Massachusetts 01754-1418
			      (978) 493-5111
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

		  Common Stock, Par Value $1.00 Per Share
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	 (Title of each class of securities covered by this Form)

   Series A 8 7/8% Cumulative Preferred Stock, Par Value $1.00 Per Share
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)      [X]                Rule 12h-3(b)(1)(i)       [X]
    Rule 12g-4(a)(1)(ii)     [ ]                Rule 12h-3(b)(1)(ii)      [ ]
    Rule 12g-4(a)(2)(i)      [ ]                Rule 12h-3(b)(2)(i)       [ ]
    Rule 12g-4(a)(2)(ii)     [ ]                Rule 12h-3(b)(2)(ii)      [ ]
						Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Digital Equipment Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


					   DIGITAL EQUIPMENT CORPORATION

Dated as of June 11, 1998                  By: /s/ Ben K. Wells
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					       Name: Ben K. Wells
					       Title: Vice President
						       and Assistant Treasurer
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